Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-158199-10

CREDIT SUISSE

K61 Buffered Securities

Linked to the iShares MSCI Emerging Markets Index Fund

BAH 329

Issuer:	Credit Suisse, acting through its Nassau Branch

Principal Amount:	USD 8,727,000

Reference Asset:	Underlying	Ticker	Initial Level	Weighting

	iShares MSCI Emerging Markets Index Fund	EEM UP <Equity>	31.08	100%

Trade Date:	July 7, 2009

Issue Date:	July 10, 2009

Valuation Date:	July 9, 2012

Maturity Date:	July 12, 2012

Offering Price:	$1,000 per security (100%)

Initial Level:	The closing level of the Underlying on the Trade Date.

Final Level:	The closing level of the Underlying on the Valuation Date.

Upside Participation Rate:	1.50

Underlying Return Cap:	74.90%

Underlying Return:

☐            If the Final Level is greater than 145% of the Initial Level, the Underlying Return will be calculated as follows, subject to the Underlying Return Cap: Upside Participation Rate * [(Final Level — Initial Level) / Initial Level]

☐ If the Final Level is greater than or equal to 80% of the Initial Level but less than or equal to 145% of the Initial Level, the Underlying Return will be equal to the Fixed Payment Percentage.

☐ If the Final Level is less than 80% of the Initial Level, the Underlying Return will be calculated as follows:

[(Final Level — Initial Level) / Initial Level]

If the Final Level is less than the Initial Level by more than 20%, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity.

Redemption Amount:

You will receive a Redemption Amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth above.

Buffer Amount:	20%

Fixed Payment Percentage:	45%

Calculation Agent:	Credit Suisse International

Selling Commission:	0.10%

Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Listing:	None.

CUSIP and ISIN:	22546ELA0

July 7, 2009

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Underlying Supplement dated March 25, 2009, Product Supplement No. AK-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.